UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2009 (September 16, 2009)

HIRSCH INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-23434	11-2230715
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Engineers Road, Hauppauge, New York		11788
(Address of principal executive office)		(Zip Code)

(631) 436-7100
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 16, 2009, Hirsch International Corp. (the “Company”) received a letter from the Nasdaq Stock Market notifying it of its failure to maintain a minimum closing bid price of $1.00 per share for its shares of Class A Common Stock for the prior 30 consecutive business days as required by Nasdaq Stock Market Listing Rule 5550(a)(2) (the “Bid Price Rule”). The letter provides that the Company has until March 15, 2010 to regain compliance with the Bid Price Rule by maintaining a closing bid price of $1.00 per share for a minimum of ten consecutive business days. If the Company does not regain compliance with the Bid Price Rule by March 15, 2010, the Nasdaq Stock Market will determine whether the Company meets the Nasdaq Capital Market initial listing criteria except for the Bid Price Rule. If it meets the initial listing criteria, the Nasdaq Stock Market will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq Stock Market will provide the Company with written notification that its shares of Class A Common Stock will be delisted. At that time, the Company may appeal the determination to delist its shares of Class A Common Stock to a Nasdaq Hearings Panel.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of the Company, dated September 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIRSCH INTERNATIONAL CORP.

By:	/s/ Paul Gallagher
Name: Paul Gallagher
Title: President, Chief Executive Officer and Chief Operating Officer

Dated: September 17, 2009

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

99.1	Press Release of Hirsch International Corp., dated September 17, 2009.